Exhibit 99.1
Opiant Pharmaceuticals Announces Second Quarter and First Half 2022 Financial Results and Provides Corporate Update

SANTA MONICA, Calif., Aug 11, 2022 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the three months and six months ended June 30, 2022, and provided a corporate update. Recent highlights include:

Pipeline Update

Rolling New Drug Application (NDA) submission for OPNT003, nasal nalmefene for opioid overdose remains on track, with completion expected in the second half of 2022

Announced that the United States (U.S.) Patent and Trademark Office has issued a Notice of Allowance for U.S. patent with claims covering OPNT003 for opioid overdose

Enrollment and dosing on track in 300-patient Phase 2 study for OPNT002, nasal naltrexone, for Alcohol Use Disorder (AUD); data expected in H1 2023

Finance Update

Q2 revenues of $3.9 million; $2.3 million of revenue was attributable to the sales of NARCAN® Nasal Spray from Opiant’s License Agreement with Emergent BioSolutions, Inc. (EBS)

oEBS communicated that royalties from U.S. NARCAN® sales were calculated using a 2% rate, despite Q2 2022 U.S. net sales having been greater than 70% of Q3 2021 thus requiring higher rates

oOpiant delivered to EBS a default notice of material breach of its License Agreement for failure to pay the royalty rate set out in the License Agreement

Announced $2.1 million funding awarded under its contract with the Biomedical Advanced Research and Development Authority (BARDA) for OPNT003 nasal nalmefene

Approximately $40.2 million in cash and cash equivalents, as of June 30, 2022

Commenting, Roger Crystal, M.D., President and Chief Executive Officer of Opiant, said:

“At Opiant, we feel a strong sense of urgency to meet the need for new treatment options for opioid overdose, driven largely by fentanyl and other very potent illicit synthetic opioids, which are doing so much harm in our communities. We are on track to complete our NDA this year, and believe that OPNT003, nasal nalmefene, is particularly well suited to help confront this national overdose crisis. The value of OPNT003 was further validated by the allowance of our patent application by the USPTO. By year-end, we also anticipate completing enrollment in the Phase 2 study evaluating OPNT002 for the treatment of Alcohol Use Disorder, with data expected during the first half of next year. I am excited by the progress we have made and look forward to advancing our mission to deliver medicines to better treat addiction and drug overdose.”

David O’Toole, Chief Financial Officer of Opiant, said:

“Looking ahead, we are prudently managing expenses while maintaining our good financial position with multiple value creating catalysts expected over the next 12 months. With that said, we intend to pursue all avenues to ensure the terms of the NARCAN® licensing agreement are appropriately enforced.”

Exhibit 99.1

Financial Results for the Three Months Ended June 30, 2022

For the three months ended June 30, 2022, Opiant recorded approximately $3.9 million in revenue, compared to approximately $11.3 million during the corresponding period of 2021. For the three months ended June 30, 2022, the Company recorded approximately $2.3 million of revenue from its license agreement with Emergent BioSolutions, Inc. (EBS) for the sale of NARCAN®, and $1.6 million from grant and contract revenue, compared to approximately $9.3 million and $1.9 million respectively in the same period of 2021. Second quarter 2022 sales of NARCAN® were approximately $101.5 million, as reported by EBS.

For the three months ended June 30, 2022, general and administrative (G&A) expenses were approximately $4.0 million, as compared to approximately $2.7 million in the comparable period in 2021. Personnel and non-cash stock-based compensation expense increased by $1.3 million.
Research and development (R&D) expenses for the three months ended June 30, 2022, increased by $4.8 million to $7.9 million, from $3.1 million for the three months ended June 30, 2021. External development expense increased by $3.9 million primarily due to increased activity on our lead product candidate, OPNT003, nasal nalmefene, for opioid overdose, and personnel and non-cash stock-based compensation expense increased by $0.9 million.

Sales and marketing (S&M) expenses for the three months ended June 30, 2022, were approximately $2.8 million, as compared to approximately $1.0 million in the comparable period in 2021. Personnel and non-cash stock-based compensation expense increased by $1.1 million and external third party spend related to pre-commercial activities increased by $0.7 million.

Royalty expense for the three months ended June 30, 2022, was approximately $0.5 million, compared to $2.1 million in the comparable period in 2021.

During the three months ended June 30, 2022, interest expense was $0.4 million compared to $0.5 million during the three months ended June 30, 2021. Interest expense is all related to the Company’s convertible debt.

Net loss for the three months ended June 30, 2022, was approximately $11.8 million, or a loss of $2.31 per basic share and diluted share, compared to net income of approximately $1.7 million, or $0.39 per basic and $0.31 per diluted share, for the comparable period of 2021.

On August 10, 2022, Opiant delivered a Default Notice to EBS under section 10.3 of its License Agreement. The Default Notice put EBS on notice it had materially breached one or more of its obligations under the License Agreement. Opiant stated cause for breach based upon the royalty report EBS provided Opiant for the quarter ended June 30, 2022. The EBS royalty report confirmed U.S. net NARCAN® sales during the second quarter were greater than 70% of the U.S. net NARCAN® sales in the third quarter 2021. As provided under the License Agreement, the Generic Reduction Clause would not apply and Opiant should have been entitled to the higher tiered royalty rate structure. However, EBS arbitrarily applied a 2% rate, disregarding the terms of the License Agreement, and resulting in a royalty payment of approximately $2.3 million. Opiant believes that it is due approximately $9.1 million, a significantly higher royalty payment. The Default Notice allows EBS sixty days to meet its obligations under the License Agreement and pay the correct amount owed. If EBS fails do so, Opiant intends to vigorously pursue all remedies aimed at ensuring EBS complies with the existing License Agreement. The License Agreement was originally between LightLake Therapeutics Inc. and Adapt Pharma Limited, which Opiant and EBS are successors to, respectively.

Exhibit 99.1
Financial Results for the Six Months Ended June 30, 2022

For the six months ended June 30, 2022, Opiant recorded approximately $8.4 million of revenue, compared to $17.6 million during the corresponding period of 2021. For the six months ended June 30, 2022, Opiant recognized $4.5 million of revenue from its license agreement with EBS and $3.8 million from grant and contract revenue. This compares to $13.6 million and $4.0 million, respectively, for the same period in 2021. First half 2022 sales of NARCAN® were approximately $194.6 million, as reported by EBS.

For the six months ended June 30, 2022, G&A expenses were approximately $8.3 million, compared to $5.4 million in 2021. Personnel and non-cash stock-based compensation increased by $2.4 million along with a net increase of approximately $0.5 million associated with legal and other fees for the six months ended June 30, 2022, compared to the six months ended June 30, 2021.

R&D expenses during the six months ended June 30, 2022, increased by $9.5 million to $16.7 million, compared to $7.2 million for the six months ended June 30, 2021. The increase was primarily due to increased activity by $7.8 million on our lead product candidate, OPNT003, nasal nalmefene, and to personnel and non-cash stock-based compensation expense of $1.7 million.

S&M expenses for the six months ended June 30, 2022, increased by $3.5 million to $5.5 million from $2.0 million for the six months ended June 30, 2021. Personnel and non-cash stock-based compensation expense increased by $2.0 million, and external third party spend related to pre-commercial activities increased by $1.5 million.

Royalty expense for the six months ended June 30, 2022, was approximately $0.9 million, compared to approximately $3.1 million for the comparable period of 2021. The decrease of $2.2 million is attributable to the decrease in net revenue recorded from sales of NARCAN® by EBS.

Net loss for the six months ended June 30, 2022, was approximately $24.0 million, or a loss of $4.74 per basic and diluted share, compared to net loss of approximately $1.2 million, or a loss of $0.27 per basic and diluted share, for the comparable period of 2021.

As of June 30, 2022, Opiant had $40.2 million in cash and cash equivalents.

In August, Opiant announced that the Biomedical Advanced Research and Development Authority (BARDA) has awarded an additional approximately $2.1 million to support OPNT003, nasal nalmefene. The funding is primarily directed toward the preparation and filing of a New Drug Application for OPNT003 to the Food and Drug Administration.

Awards from BARDA for up to $10.8 million, combined with a $7.4 million grant Opiant received from the National Institute on Drug Abuse, support the clinical development and U.S. regulatory submission of OPNT003. The contract with BARDA will also potentially allow for the development of OPNT003 as a medical countermeasure in a chemical attack using weaponized synthetic opioids as well as reverse opioid overdoses in the community.

BARDA is part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services. This project has been funded in whole or in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201800029C.

Exhibit 99.1
Conference Call Details:
Thursday, August 11th at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Toll Free:            1-877-407-0792
International:            1-201-689-8263
Conference ID:        13730815
Webcast:            http://ir.opiant.com/

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose. For more information visit: www.opiant.com.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, submit a New Drug Application in the second half of 2022. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-K for the year ended December 31, 2021, and our Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission on March 4, 2022, and August 11, 2022, respectively, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.
Investor Relations Contacts:

Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@opiant.com
(310) 598-5410

Exhibit 99.1

Exhibit 99.1

Opiant Pharmaceuticals Inc.
Condensed Consolidated Statements of Operations
(in thousands, except shares and per share amounts)

	Three months ended June 30 2022 (Unaudited)	Three months ended June 30 2021 (Unaudited)	Six months ended June 30 2022 (Unaudited)	Six months ended June 30 2021 (Unaudited)
Revenues				
Royalty revenue	$ 2,326	$ 9,314	$ 4,520	$ 13,648
Grant and contract revenue	1,568	1,945	3,845	3,998
Total Revenue	3,894	11,259	8,365	17,646
Operating expenses				
General and administrative	4,011	2,733	8,343	5,380
Research and development	7,916	3,150	16,739	7,238
Sales & marketing	2,816	1,023	5,493	2,020
Royalty expense	517	2,107	943	3,086
Total expenses	15,260	9,013	31,518	17,724
Income (loss) from operations	(11,366)	2,246	(23,153)	(78)
Other income (expense)				
Interest income	63	4	68	7
Interest expense	(401)	(542)	(822)	(1,079)
Loss on foreign exchange		(24)	16	(10)
Total other income (expense)	(338)	(562)	(738)	(1,082)
Income (loss) before provision for income taxes	(11,704)	1,684	(23,891)	(1,160)
Income tax expense	(33)	-	(33)	-
Net income (loss)	$ (11,737)	$ 1,684	$ (23,924)	$ (1,160)
Other comprehensive income (loss):				
Foreign currency translationadjustment	(161)	(5)	(188)	8
Comprehensive income (loss)	$ (11,898)	$ 1,679	$ (24,112)	$ (1,152)
Net income (loss) per common share				
Basic	$ (2.31)	$ 0.39	$ (4.74)	$ (0.27)
Diluted	$ (2.31)	$ 0.31	$ (4.74)	$ (0.27)
Weighted-average common shares outstanding:				
Basic	5,087,647	4,332,601	5,051,814	4,308,027
Diluted	5,087,647	5,427,831	5,051,814	4,308,027